Exhibit 3.4

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
J. ALEXANDER’S HOLDINGS, LLC,
A DELAWARE LIMITED LIABILITY COMPANY

DatedSeptember 28, 2015

by and among

J. ALEXANDER’S HOLDINGS, LLC

AND THE

OTHER PARTIES HERETO

THE MEMBERSHIP INTERESTS AND UNITS ISSUED PURSUANT TO THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (COLLECTIVELY, THE “LLC INTERESTS”) HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THE LLC INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

THE LLC INTERESTS ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THIS AGREEMENT, AND IN CERTAIN CASES, THE 2015 MANAGEMENT INCENTIVE PLAN OF THE COMPANY, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH INTERESTS UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF THIS AGREEMENT SHALL BE PROMPTLY FURNISHED BY THE COMPANY TO A HOLDER OF ANY LLC INTERESTS UPON WRITTEN REQUEST AND WITHOUT CHARGE.

TABLE OF CONTENTS

ARTICLE I REPRESENTATIONS AND WARRANTIES OF THE PARTIES		2

1.1	Representations and Warranties of the Company.	2

1.2	Representations and Warranties of the Members.	2

ARTICLE II ORGANIZATION		3

2.1	Formation of Company.	3

2.2	Name.	3

2.3	Office; Agent for Service of Process.	3

2.4	Term	3

2.5	Purpose and Scope.	3

2.6	Authorized Acts.	4

2.7	Fiscal Year.	5

2.8	Qualification to do Business.	5

ARTICLE III MEMBERS; CONTRIBUTIONS		5

3.1	Capital Contributions.	5

3.2	Interest Payments.	5

3.3	Ownership and Issuance of Units.	5

3.4	Profits Interests.	6

3.5	Forfeiture of Management Company Class B Units	7

3.6	Forfeiture of Management Units	8

3.7	Voting Rights.	10

3.8	Withdrawals.	10

3.9	Liability of the Members Generally	10

3.10	Capital Accounts	11

ARTICLE IV MANAGEMENT		11

4.1	Management and Control of the Company.	11

4.2	Indemnification.	12

4.3	Officers.	14

ARTICLE V DISTRIBUTIONS		14

5.1	Distributions Generally	14

5.2	Regular Distributions.	15

i

5.3	Tax Distributions.	15

5.4	Distributions of Securities	16

5.5	Restricted Distributions.	16

5.6	Withholding Tax Payments and Obligations.	16

5.7	Indemnity.	16

ARTICLE VI ALLOCATIONS		17

6.1	General Application.	17

6.2	Certain Matters	17

6.3	Special Allocations.	17

6.4	Transfer of Interest	19

6.5	Tax Allocations	19

ARTICLE VII ACCOUNTING AND TAX MATTERS		20

7.1	Tax Returns	20

7.2	Tax Matters Member	20

7.3	Accounting Methods; Elections; Information	20

7.4	Partnership Status	21

ARTICLE VIII TRANSFERS OF UNITS		21

8.1	Restrictions on Transfers of Units.	21

8.2	Transfers in Violation of Agreement.	22

ARTICLE IX INFORMATION RIGHTS, CONFIDENTIALITY AND ADDITIONAL		22

AGREEMENTS		22

9.1	Information Rights.	22

9.2	Confidentiality.	22

ARTICLE X AMENDMENT AND TERMINATION		22

10.1	Amendment or Modification; Waiver	22

10.2	Amendments by the Managing Member	23

10.3	Termination of Agreement	23

10.4	Termination as to a Party.	23

ARTICLE XI DISSOLUTION; LIQUIDATION		23

11.1	Dissolution.	23

11.2	Final Accounting	24

11.3	Liquidation	24

11.4	Cancellation of Certificate of Formation.	25

ARTICLE XII EXCHANGE PROCEDURES		25

12.1	Exchanges of Units.	25

12.2	Common Stock to be Issued.	26

ARTICLE XIII MISCELLANEOUS		26

13.1	Certain Defined Terms	26

13.2	Severability.	36

13.3	Entire Agreement.	36

13.4	Successors and Assigns	36

13.5	Counterparts	36

13.6	Remedies	36

13.7	Notices.	36

13.8	Governing Law.	37

13.9	Interpretation	38

13.10	Descriptive Headings.	38

13.11	Business Opportunities.	38

13.12	Transactions with Interested Persons; Standards of Conduct.	38

13.13	Appointment of Managing Member as Attorney-in-Fact.	39

13.14	Limited Authorization of Managing Member	39

13.15	Loans to the Company.	40

13.16	No Third Party Beneficiaries.	40

13.17	Further Assurances	40

13.18	Construction	40

13.19	Waiver of Action for Partition.	40

13.20	Relations with Members.	40

13.21	Accounting Considerations	41

Schedules	1

SCHEDULE I LIST OF MEMBERS	1

Exhibits	1

Exhibit A COMPANY INCENTIVE PLAN	1

Exhibit B FORM OF ELECTION OF EXCHANGE	1

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
J. ALEXANDER’S HOLDINGS, LLC
A DELAWARE LIMITED LIABILITY COMPANY

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into as of September 28, 2015, by and among (i) J. ALEXANDER’S HOLDINGS, LLC, a Delaware limited liability company (the “Company”), (ii) J. ALEXANDER’S HOLDINGS, INC., a Tennessee corporation (“J. Alexander’s”), (iii) JAX Investments, Inc., a Delaware corporation (“JAX Investments”), (iv) each member of management who has previously been granted Class B Units pursuant to the Company Incentive Plan (each, a “Management Member”), and (v) BLACK KNIGHT ADVISORY SERVICES, LLC, a Delaware limited liability company (the “Management Company”). The Managing Member, JAX Investments, the Management Members and the Management Company are sometimes referred to herein collectively as the “Members” and individually as a “Member.” Certain capitalized terms used herein are defined in Section 13.1.

WHEREAS, the Company was formed as a Delaware limited liability company under the name “J. Alexander’s Holdings, LLC” effective as of February 6, 2013, by the filing of a Certificate of Formation with the Delaware Secretary of State;

WHEREAS, the Company initially adopted a limited liability company agreement dated as of February 25, 2013;

WHEREAS, the Company adopted an amended and restated limited liability company agreement dated as of January 1, 2015 (the “Prior Agreement”);

WHEREAS, the Company issued Class B Units to the Management Members on January 1, 2015 pursuant to the Company Incentive Plan;

WHEREAS, on or prior to the date hereof, in accordance with the terms and provisions of the Prior Agreement (i) the former members of the Company, other than the Management Members, transferred and assigned their Interests in the Company to J. Alexander’s in exchange for shares of common stock of J. Alexander’s, and (ii) a former member of the Company assigned a portion of its Interest in the Company to JAX Investments;

WHEREAS, the Company wishes to grant Class B Units to the Management Company outside of the Company Incentive Plan, subject to the terms set forth herein and in an Award Agreement to be entered into with the Management Company; and

WHEREAS, the parties hereto desire to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Representations and Warranties of the Company.

  The Company hereby represents and warrants to each Member that as of the date of this Agreement:

(a)it is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its formation, it has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action;

(b)this Agreement has been duly and validly executed and delivered by it and (assuming the due execution hereof by the Members) constitutes a legal and binding obligation of the Company, enforceable against it in accordance with its terms; and

(c)the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company or (iii) conflict with, or result in a breach or default under, any term or condition of the Company’s organizational documents or any agreement or instrument to which the Company is a party or by which it is bound.

Representations and Warranties of the Members.

  Each Member (as to himself or itself only) represents and warrants to the Company and each other Member that, as of the time such Member becomes a party to this Agreement:

(a)he or she is a natural person, or it is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, or it is a limited partnership or a limited liability company duly formed, validly existing, and in good standing under the laws of its state of formation, as the case may be, it has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be;

(b)this Agreement has been duly and validly executed and delivered by such Member, and this Agreement constitutes a legal and binding obligation of such Member, enforceable against such Member in accordance with its terms; and

(c)the execution, delivery and performance by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby (and thereby, if applicable) will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which such Member is subject, (ii) violate any order, judgment or decree applicable to such Member or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Member is a party or by which such Member is bound.

Article II
ORGANIZATION

Formation of Company.

  The Certificate of Formation has heretofore been duly filed with the Secretary of State of the State of Delaware. Upon the execution of this Agreement, J. Alexander’s shall be the sole Managing Member and shall be designated as an authorized person within the meaning of the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Name.

  The name of the Company is J. Alexander’s Holdings, LLC. The Company Business shall be conducted under such name or under such other names as the Managing Member may deem appropriate in compliance with applicable law.

Office; Agent for Service of Process.

  The address of the Company’s registered office in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company. The Managing Member may change the registered office and the registered agent of the Company from time to time. The principal office and place of business of the Company shall be located in Nashville, Tennessee. The Managing Member may change the principal office or place of business of the Company at any time and may cause the Company to establish other offices or places of business.

Term.

  The term of the Company shall continue until the dissolution of the Company in accordance with the provisions of Article XI or as otherwise provided by law.

2.5Purpose and Scope.

(a)The purpose and business of the Company (the “Company Business”) is to pursue, directly or indirectly through its Subsidiaries or other Persons, business opportunities in the restaurant industry and engage in any lawful act or activity for which limited liability companies may be organized under the Act and to engage in any and all activities necessary or incidental thereto. Notwithstanding anything to the contrary in this Agreement, all matters material to the affairs and business of the Company shall be determined by the Managing Member.

(b)The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the Company Business and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Managing Member pursuant to this Agreement, including pursuant to Section 2.6.

Authorized Acts.

  In furtherance of the Company Business, but subject to all other provisions of this Agreement, the Managing Member, on behalf of the Company, is hereby authorized and empowered:

(a)To do any and all things and perform any and all acts necessary or incidental to the Company Business and otherwise in accordance with law;

(b)To enter into, and take any action under, any contract, agreement or other instrument as the Managing Member shall determine to be necessary or desirable to further the objects and purposes of the Company, including contracts or agreements with any Member or prospective Member;

(c)To open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

(d)To hire, for usual and customary payments and expenses, employees, consultants, brokers, attorneys, accountants and such other agents for the Company as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the Company;

(e)To incur expenses and other obligations on behalf of the Company in accordance with this Agreement, and, to the extent that funds of the Company are available for such purpose, pay all such expenses and obligations;

(f)To borrow money or guarantee any obligation, which borrowing or guarantee shall be on such terms as the Managing Member shall determine;

(g)To make loans to and investments in Subsidiaries or other Persons;

(h)To merge or consolidate with or convert into another limited liability company (organized under the laws of Delaware or any other state), a corporation (organized under the laws of Delaware or any other state) or any other “business entity” (as defined in Section 18-209(a) of the Act), regardless of whether the Company is the survivor of such merger or consolidation;

(i)To bring and defend actions and proceedings at law or in equity and before any governmental, administrative or other regulatory agency, body or commission;

(j)To establish reserves in accordance with this Agreement or the Act for contingencies and for any other purpose of the Company;

(k)To prepare and file all necessary returns and statements, pay all taxes, assessments and other impositions applicable to the assets of the Company, and withhold amounts with respect thereto from funds otherwise distributable to any Member;

(l)To determine the accounting methods and conventions to be used in the preparation of any accounting or financial records of the Company; and

(m)To act for and on behalf of the Company in all matters incidental to the foregoing.

Fiscal Year.

  Unless otherwise determined by the Managing Member, the fiscal year (the “Fiscal Year “) of the Company shall end on the Sunday closest to December 31st unless, for Federal income tax purposes, another Fiscal Year is required. The Company shall have the same Fiscal Year for United States Federal income tax purposes and for accounting purposes.

Qualification to do Business.

  Except as the Managing Member shall otherwise determine, the Company shall be qualified or registered under applicable laws of any jurisdiction in which the Company transacts business and may authorize any Person to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including without limitation, the appointment of agents for service of process in such jurisdictions.

Article III
MEMBERS; CONTRIBUTIONS

Capital Contributions.

  The Capital Accounts of the Members as of the date hereof shall be equal to the Capital Contributions reflected on Schedule I hereto as of date hereof and on the register of the Company, maintained by the Company in accordance with Article VII hereof (the “Company Register”). Schedule I shall be amended from time to time in accordance with Article XI to reflect any additional Capital Contribution made by the Members.

Interest Payments.

  No interest shall be paid to any Member on any Capital Contributions. The value of all Capital Contributions shall be denominated in U.S. dollars.

3.3Ownership and Issuance of Units.

(a)(i) As of the date hereof the Company has issued units (the “Class A Units”) to each Class A Member in respect of the Class A Interest of such Member. Each Class A Member owns that number of Class A Units as appears next to its name on the Company Register.

(ii)The Company has issued/will issue units (the “Class B Units”) to each Class B Member in respect of the Class B Interest of such Member, consisting of the Class B Units issued to the Management Members on January 1, 2015, and the Class B Units issued to the Management Company on October 6, 2015. Each Class B Member owns that number of Class B Units as appears next to its name on the Company Register as of October 6, 2015.

(iii)Any Class B Units issued to the Management Members (whether as of the date hereof or hereafter) are governed by (A) this Agreement, (B) the respective Unit Grant Agreements between the Company and the Management Members, which set forth, among other things, vesting provisions and the Hurdle Amount with respect to such Class B Units, and (C) the Company Incentive Plan.

(iv)The Class B Units to be issued to the Management Company are governed by (A) this Agreement, and (B) the Unit Grant Agreement between the Company and the Management Company, which sets forth, among other things, vesting provisions and the Hurdle Amount with respect to such Class B Units in an amount sufficient, in the determination of the Managing Member, to cause such Class B Units to be properly treated as Profits Interests.

(b)The ownership of issued and outstanding Class A Units and Class B Units as of October 6, 2015, shall initially be set forth on Schedule I hereto, which schedule shall be amended from time to time to reflect any changes to the ownership of issued and outstanding Class A Units and Class B Units.

(c)The Managing Member may cause the Company to issue Units in addition to those issued as of the date hereof (including, without limitation, Units which are denominated as Profits Interests and/or subject to vesting or other risks of forfeiture, if applicable).

3.4Profits Interests.

(a)The Company and each Member agree to treat each Member’s Class B Interest (each such interest, a “Profits Interest”) as a separate “profits interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. Notwithstanding anything to the contrary herein, distributions to each Class B Member pursuant to Section 5.2 shall be limited to the extent necessary so that the Profits Interest of such Class B Member qualifies as a “profits interest” under Rev. Proc. 93-27, and this Agreement shall be interpreted accordingly. In accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Company shall treat a Member holding a Profits Interest as the owner of such Profits Interest from the date it is granted, and shall file its IRS Form 1065, and issue an appropriate Schedule K-1 to such Member allocating to such Member its distributive share of all items of income, gain, loss, deduction and credit associated with such Profits Interest as if it were fully vested. Each Class B Member agrees to take into account such distributive share in computing its federal income tax liability for the entire period during which it holds the Profits Interest. The Company and each Member agree not to claim a deduction (as wages, compensation or otherwise) for the fair market value of such Profits Interest issued to a Class B Member, either at the time of grant of the Profits Interest or at the time the Profits Interest becomes substantially vested. The undertakings contained in this Section 3.4(a) shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. The provisions of this Section 3.4(a) shall apply regardless of whether or not the holder of a Profits Interest files an election pursuant to Section 83(b) of the Code.

(b)Safe Harbor Election.

(i)The Managing Member is hereby authorized and directed to cause the Company to make an election (the “Safe Harbor Election”) to value the Profits Interests issued by the Company as compensation for services to the Company on the date of the issuance, at the liquidation value of such Profits Interests (i.e., a value equal to the amount that would be distributed under Section 5.2 with respect to such Profits Interests in a Hypothetical Liquidation occurring immediately after the issuance of such Profits Interests and assuming for purposes of such Hypothetical Liquidation that all assets of the Company are sold for their fair market values (as reasonably determined by the Managing Member) instead of their values as reflected for capital account purposes), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Regulations Section 1.83-3(1) and IRS Notice 2005¬43 (collectively, the “Proposed Rules”). The Managing Member shall cause the Company to make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.

(ii)Any such Safe Harbor Election shall be binding on the Company and on all of its Members with respect to all transfers of Profits Interests thereafter made by the Company while a Safe Harbor Election is in effect. A Safe Harbor Election once made may be revoked by the Managing Member as permitted by the Proposed Rules or any applicable rule.

(iii)Each Member (including any Person to whom a Profits Interest is transferred in connection with the performance of services), by signing this Agreement or by accepting such transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to all Profits Interests transferred while the Safe Harbor Election remains effective.

(iv)The Managing Member shall file or cause the Company to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to transfers of Profits Interests covered by such Safe Harbor Election.

(v)The Managing Member is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Member. Any undertakings by the Members necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Member, respectively.

(vi)Each Member agrees to cooperate with the Managing Member to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Managing Member.

Forfeiture of Management Company Class B Units.

  Upon the termination of the Management Agreement by the Company pursuant to Section 10(a)(i) or 10(a)(ii) thereof, or by the Management Company pursuant to Section 10(b) (iii) thereof, all unvested Class B Units held by the Management Company or any transferee thereof shall be immediately and automatically cancelled and forfeited for no consideration. In addition, in the event the Management Company or any transferee thereof fails to effect an Exchange of its Class B Units within 90 days following the termination of the Management Agreement (for any reason or no reason), all Class B Units held by the Management Company or any transferee thereof shall be immediately and automatically cancelled and forfeited for no consideration.

3.6Forfeiture of Management Units.

(a)(i) When used in this Agreement, the term “Employment” or “Employed” refers to the employment of the Management Members. Employment will be deemed to continue so long as a Management Member is employed by, or otherwise is providing services to, the Company or its Subsidiaries in any capacity. If a Management Member’s Employment is with a Subsidiary of the Company and that entity ceases to be a Subsidiary of the Company, the Management Member’s Employment will be deemed to have terminated when the entity ceases to be a Subsidiary of the Company unless the Management Member transfers his or her Employment to the Company or one of its remaining Subsidiaries. For the avoidance of doubt, it is intended that the Employment status of a Management Member that is referred to in this Agreement will continue to refer to the Employment status of the original Management Member even if such Management Member’s Class B Units have been transferred to another holder (a “Management Units Transferee”). Upon any Management Member ceasing to be Employed by the Company or one of its Subsidiaries (a “Terminated Employee”) for any reason (a “Termination Event”), subject to the provisions of Sections 3.6(a)(ii), 3.6(a)(iii) and 3.6 (b), except as may be mutually agreed in writing between the Company and such Terminated Employee pursuant to the Terminated Employee’s Award Agreement, employment agreement or otherwise, the Company may, but shall not be required to, elect to purchase (or elect to have one or more designee(s) purchase, as provided in Section 3.6(a)(iii) below) and, if such option is exercised, such Terminated Employee or the Management Units Transferee shall sell to the Company (or the designee(s), if the Company so elects) all or any portion of the vested Management Units owned by such Management Member or the Management Units Transferee (the “Termination Securities”) on the date of the occurrence of such Termination Event (the “Termination Date”) at a price per Termination Security equal to the Termination Price (as determined pursuant to Section 3.6(c) below) and in connection with such repurchase shall execute a general release in favor of the Company, its officers, employees, and Members (which such release shall be in a form reasonably acceptable to the Company) and such Members’ respective Affiliates, equityholders, managers, partners, directors, officers and employees.

(ii)Upon the termination of Employment of any Management Member with the Company or any of its Subsidiaries for any reason, all unvested Management Units held by such Management Member or the Management Units Transferee shall be immediately and automatically cancelled and forfeited for no consideration. Upon the termination of Employment of any Management Member with the Company or any of its Subsidiaries for Cause, all vested and unvested Management Units held by such Management Member or the Management Units Transferee shall be immediately and automatically cancelled and forfeited for no consideration.

(iii)The Company may exercise its right to purchase the Termination Securities pursuant to this Section 3.6 at any time after the Termination Date, provided, that the Calculation Date and the date of closing of such purchase shall not occur earlier than the date that is six (6) months and one (1) day after the date the Termination Securities became vested, unless the Company determines that such delay is not necessary for the award pursuant to which such Management Units were granted to be classified as an equity award under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (or any applicable successor standards). If the Company chooses to exercise its right to purchase any Termination Security pursuant to this Section 3.6, it shall choose the

Calculation Date and date of closing of such purchase and shall notify the Terminated Employee in writing at least thirty (30) days before the date of closing of the purchase. The Company shall have the option to assign its right to purchase all or any portion of the Termination Securities under this Section 3.6 to the Class A Members, pro rata (provided that if one or more Class A Members elects not to purchase any Termination Securities, the other Class A Members shall have the right to purchase such Termination Securities pro rata), and such Class A Members may exercise the Company’s rights under this Section 3.6 in the same manner in which the Company could exercise such rights.

(b)The closing of the purchase by the Company of Termination Securities pursuant to Section 3.6(a) shall take place at the principal office of the Company on the date chosen by the Company, which date shall in no event be more than thirty (30) days after determination of the Termination Price. If such date is not a business day, such purchase shall occur on the next succeeding business day. At such closing, (i) the Company shall pay the Terminated Employee or the Management Units Transferee the aggregate Termination Price and (ii) the Terminated Employee or the Management Units Transferee shall transfer the Termination Securities to the Company, free and clear of any lien or encumbrance, with any documentation reasonably requested by the Company to evidence such transfer, which documentation shall require the Terminated Employee or the Management Units Transferee to make the representations and warranties in the final sentence of this 3.6(b). If the Terminated Employee or the Management Units Transferee fails to execute and deliver all documentation required by the Company on the scheduled closing date of such repurchase, the Company may elect to defer such closing or deposit the consideration representing the Termination Price with a bank or financial institution as escrow holder pending delivery of such documentation. In the event of the foregoing election to deposit the Termination Price into escrow, (i) such Management Units shall be deemed for all purposes to have been transferred to the purchasers thereof on the date such deposit is made; (ii) to the extent that such Management Units are evidenced by certificates, such certificates shall be deemed canceled and the Company shall issue new certificates in the name of the purchaser(s) thereof; (iii) the Company shall make an appropriate notation in its records to reflect the transfer of such Management Units to the purchaser(s) thereof; and (iv) the Person obligated to sell such Management Units shall merely be a creditor with respect to such Management Units with the right only to receive payment of the Termination Price, without interest, from the escrow funds. If, following the one year anniversary of the scheduled closing date for the purchase of such Termination Securities, the proceeds of sale have not been claimed by the Terminated Employee or the Management Units Transferee, the escrow deposit (and any interest earned thereon) shall, subject to the application of any applicable escheat laws, be returned to the Person originally depositing the same, and the Transferors whose Management Units were so purchased shall look solely to the purchaser(s) thereof for payment of the purchase price (subject to reduction for any payments made pursuant to any applicable escheat laws). The transfer of the Termination Securities and acceptance of the aggregate Termination Price by any Person selling such Termination Securities pursuant to this Section 3.6 shall be deemed accompanied with a representation and warranty by such Person that: (1) such Person has full right, title and interest in and to such Termination Securities; (2) such Person has all necessary power and authority and has taken all necessary action to sell such Termination Securities as contemplated hereby; (3) such Termination Securities are free and clear of any and all liens or encumbrances; and (4) there is no adverse claim with respect to such Termination Securities.

(c)For purposes of this Section 3.6, unless otherwise provided in an Award Agreement, the “Termination Price” shall be an amount per Termination Security equal to the Fair Market Value of such Termination Security as of the Calculation Date.

(d)The Company (or any designee(s) or assignee(s) of the Company, as the case may be) shall pay the Termination Price in a lump-sum cash payment, by wire transfer or by Company check; provided, however, if the Managing Member determines that (i) such cash payment would result in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries, or (ii) after giving effect thereto such payment would result in a default of a financing covenant, then such payment shall be made by delivery of an unsecured promissory note bearing interest at the Prime Rate and payable in two equal installments, plus interest, on the first and second anniversaries of the date of repurchase; provided, that such promissory note shall be subject to mandatory prepayment in full upon a Sale of the Company; provided, further, that at such times as any payment under such promissory note is prohibited under any credit agreement or bond indenture that applies to the Company, no such payment shall be made, and any such payment shall accrue and shall be paid promptly following the date and time that such prohibition no longer exists.

Voting Rights.

  Except as otherwise provided in the Act or as otherwise provided herein, but subject to Section 10.1(b), Members holding Class A Units shall be entitled to one vote or consent right in respect of each Class A Unit with respect to any matters of the Company on which the holders of Class A Units are entitled to vote. Notwithstanding any other provision of this Agreement, the Class B Members shall have no right to vote or consent on any matter under this Agreement or the Act, including the merger, consolidation, conversion or dissolution of the Company.

Withdrawals.

  Except as explicitly provided elsewhere herein, no Member shall have any right to (a) withdraw as a Member from the Company, (b) withdraw from the Company all or any part of such Member’s Capital Contributions, (c) receive property other than cash in return for such Member’s Capital Contributions or (d) receive any distribution from the Company, without the consent of the other Members except in accordance with Article V and Article XI.

Liability of the Members Generally.

  Except as otherwise provided in the Act, no Member of the Company (and none of such Member’s directors, officers, employees, partners, Affiliates, agents or representatives) shall be obligated personally for any debt, obligation or liability of the Company or any other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company. Each of the Members acknowledges that its Capital Contributions are subject to the claims of any and all creditors of the Company to the extent provided by the Act and other applicable law. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making its Members (or any of such Members’ directors, officers, employees, partners, Affiliates, agents or representatives) responsible for the liabilities of the Company.

Capital Accounts.

  There shall be established and maintained for each Member a separate capital account (“Capital Account”). There shall be added to the Capital Account of each Member (a) such Member’s Capital Contributions, (b) such Member’s distributive share of Net Income and any item in the nature of income or gain that is specially allocated to the Member pursuant to Section 6.3, and (c) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member. There shall be subtracted from the Capital Account of each Member (a) the amount of any money, and the Gross Asset Value of any other property, distributed to such Member, (b) such Member’s distributive share of Net Loss and any item in the nature of loss or expense that is specially allocated to such Partner pursuant to Section 6.3 , and (c) to the extent not duplicative of any liabilities calculated pursuant to the definition of “Capital Contribution”, the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company. The foregoing provision and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In determining the amount of any liability for purposes of this Section 3.10, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations. In the event of a Transfer in accordance with Article VIII, the transferee shall succeed to the Capital Account of the Transferor to the extent that it relates to the transferred interest.

Article IV
MANAGEMENT

4.1Management and Control of the Company.

(a)Except as otherwise provided herein, the management, control and operation of the business and affairs of the Company shall be vested exclusively with the Managing Member. The Managing Member shall have the authority to exercise all powers necessary and convenient for the purposes of the Company, including those set forth in Section 2.6, on behalf, and in the name, of the Company, subject to compliance with the restrictions and other provisions of this Agreement. Subject to the rights and powers of the Managing Member and the limitations thereon contained in this Agreement, the Managing Member may delegate to any Person any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any Person to perform any acts or services for the Company as the Managing Member may reasonably determine. Notwithstanding any delegation made by the Managing Member, the Managing Member shall oversee any Person so appointed or contracted to perform any acts or services for the Company on the Managing Member’s behalf and the Managing Member shall be liable for any breaches of this Agreement caused by the foregoing. Unless the authority of an agent designated as an officer is limited in the document appointing such officer or is otherwise specified by the Managing Member, any officer so appointed shall, subject to this Article IV, have the same authority to act for the Company as a corresponding officer of a Tennessee corporation would have to act for a Tennessee corporation in the absence of a specific delegation of authority. The officers of the Company shall have the same fiduciary duties to the Company as an officer of a Tennessee corporation has under Tennessee law. The Managing Member may, in its sole discretion, by vote or resolution thereof ratify any act previously taken by an officer or agent acting on behalf of the Company. The

Managing Member is specifically authorized to execute, sign, seal and deliver in the name of and on behalf of the Company any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and of the Company.

(b)Unless expressly provided to the contrary in this Agreement, any action, consent, approval, election, decision or determination to be made by the Managing Member under or in connection with this Agreement (including any act by the Managing Member within its “discretion” under this Agreement and the execution and delivery of any documents or agreements on behalf of the Company) shall be in the sole and absolute discretion of the Managing Member.

(c)Each Member hereby consents to the exercise by the Managing Member of the powers conferred upon the Managing Member by the Act and this Agreement with respect to the management and control of the Company. The Members shall not have any authority or right, in their capacities as Members of the Company, to act for or bind the Company. Any Person dealing with the Company or any Member may rely upon a certificate signed by the Managing Member or a duly authorized officer appointed by the Managing Member, as applicable, as to (a) the identity of any Members; (b) any factual matters relevant to the affairs of the Company; (c) the Persons who are authorized to execute and deliver any document on behalf of the Company; or

(d)any action taken or omitted by the Company, the Managing Member or any Member.

(e)The Managing Member as of the date hereof shall serve in such capacity until the earliest of its dissolution, termination, resignation or bankruptcy. Upon the dissolution, termination, resignation or bankruptcy of the Managing Member, the holders of a Majority in Interest of the Class A Members may select a new Managing Member.

4.2Indemnification.

(a)Indemnification of Members and Officers. The Company shall indemnify, to the fullest extent permitted by the Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such Person (or any of its Affiliates, directors, officers, employees, agents and representatives) is or was a Member, the Managing Member, an officer of the Company, or is or was serving at the request of the Company as a director, officer, manager or trustee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise from and against all expenses and disbursements (including attorneys’ fees), judgments, damages, fines and amounts paid in settlement (collectively, “Costs”) actually and reasonably incurred by such Person in connection with such suit, action or proceeding. Notwithstanding the foregoing, indemnification shall not be paid to any Person pursuant to this Section 4.2(a) if it is determined by a final, nonappealable order of a court of competent jurisdiction that such Person’s actions giving rise to the Costs for which indemnification is sought constituted bad faith or willful misconduct, or, with respect to any criminal action or proceeding, such Person had reasonable cause to believe such Person’s conduct was unlawful. Any Person may consult with legal or other professional counsel, and any actions taken by such Person in good faith reliance on, and in accordance with, the written opinion of such counsel shall be deemed to be fully protected and justified and made in good faith.

(b)Indemnification of Employees and Agents. The Managing Member, in its discretion, may authorize the Company to indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such Person is or was an employee or agent of the Company, or is or was serving at the request of the Company as an employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against all Costs actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, indemnification shall not be paid to any Person pursuant to this Section 4.2(b) if it is determined by a final, nonappealable order of a court of competent jurisdiction that such Person’s actions giving rise to the Costs for which indemnification is sought constituted bad faith or willful misconduct, or, with respect to any criminal action or proceeding, such Person had reasonable cause to believe such Person’s conduct was unlawful. Any Person may consult with legal or other professional counsel, and any actions taken by such Person in good faith reliance on, and in accordance with, the written opinion of such counsel shall be deemed to be fully protected and justified and made in good faith.

(c)Advance Payments. Except as limited by law, expenses incurred by the indemnified Person in defending any proceeding, including a proceeding by or in the right of the Company, shall be paid by the Company to the indemnified Person in advance of final disposition of the proceeding upon receipt of a written undertaking to repay such amount if the indemnified Person is determined pursuant to this Section 4.2 or adjudicated to be ineligible for indemnification, which undertaking need not be secured and shall be accepted.

(d)Non-Exclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, the other provisions of this Section 4.2 shall not be deemed exclusive of any other rights to which those Persons provided indemnification or advancement of expenses may be entitled under any bylaw, agreement (including the Management Agreement or any employment agreement between an employee on the one hand and the Company or any of its subsidiaries on the other hand), vote of Members or the Managing Member or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office.

(e)Insurance. The Company may purchase and maintain insurance on behalf of any Person who is or was a Member, Managing Member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, manager, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Act (as presently in effect or hereafter amended) or this Agreement. The Company’s indemnification under Section 4.2 of any Person who is or was a Member, Managing Member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, manager, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall be reduced by any amounts such Person receives as indemnification under any policy of insurance purchased and maintained on such Person’s behalf.

(f)Amendment. This Section 4.2 may be amended pursuant to Article X to decrease the Company’s obligations to any indemnitee pursuant to this Section 4.2 only with respect to actions or omissions occurring after the date of such amendment.

4.3Officers.

(a)Enumeration. The officers of the Company may consist of a Chief Executive Officer, a President, a Treasurer, a Chief Financial Officer, a Secretary, and such other officers, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Managing Member may determine.

(b)Appointment. The officers of the Company shall be appointed from time to time by the Managing Member.

(c)Qualification. No officer need be a Member or manager. Any two (2) or more offices may be held by the same Person.

(d)Tenure. Except as otherwise provided by the Act or by this Agreement, each of the officers of the Company shall hold his or her office until his or her successor is elected or until his or her earlier resignation or removal. Any officer may resign by delivering his or her written resignation to the Company, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(e)Removal. The Managing Member may remove any officer with or without cause.

(f)Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Managing Member.

(g)Other Powers and Duties. Subject to this Agreement, each officer of the Company shall have in addition to the duties and powers specifically set forth in this Agreement, such duties and powers as are customarily incident to his or her office, and such duties and powers as may be designated from time to time by the Managing Member or the President.

Article V
DISTRIBUTIONS

Distributions Generally.

  The Members shall be entitled to receive (a) Regular Distributions when and as determined by the Managing Member, out of funds of the Company legally available therefor, net of any Reserves, payable on such payment dates to Members on such record date as shall be determined by the Managing Member, and (b) Tax Distributions as set forth in Section 5.3. All determinations made pursuant to this Article V shall be made by the Managing Member in its sole discretion. To the extent that the Managing Member determines that any distributions shall be made to the Members, such distributions shall be made in accordance with the provisions of this Article V.

Regular Distributions.

  Subject to Section 3.4(b), Regular Distributions shall be made as follows:

(a)first, to the Class A Members, pro rata in accordance with their respective Unreturned Capital Contributions, until the amount of each Class A Member’s Unreturned Capital Contributions has been reduced to zero; and

(b)thereafter, 100% to the Class A Members and the Class B Members in respect of their vested Class B Units, pro rata, in accordance with their respective number of outstanding Class A Units and vested Class B Units.

Notwithstanding the foregoing, no holder of a Class B Unit shall be entitled to receive any distributions (other than Tax Distributions) with respect to such Class B Unit unless and until the aggregate amount of distributions made after the issuance of such Class B Unit to the Members in respect of the Units outstanding at the time of the issuance of such Class B Unit equals the Hurdle Amount with respect to such Class B Unit.

For purposes of determining the amount of distributions under this Section 5.2, each Member holding a Unit shall be treated as having received any amounts received by any prior Member holding such Unit in connection with any prior distributions made under this Section 5.2 or Section 5.4.

Tax Distributions.

  Notwithstanding the foregoing distribution provisions of this Article V, each Member shall be entitled to a Tax Distribution equal to the Tax Rate multiplied by the cumulative taxable income allocated to the Member for all previous years pursuant to this Agreement plus an estimate for current year to date taxable income (after taking into account cumulative taxable losses allocated to the Member), taking into account capital losses only when, on a standalone basis, they can be deducted for U.S. federal income tax purposes against capital gains allocated to the Member under this Agreement, and reduced by prior Tax Distributions. If the Tax Rate in effect for the current year differs from the Tax Rate in effect for any prior year(s), appropriate adjustments shall be made to the amount of Tax Distributions calculated pursuant to the preceding sentence so as to take into account such varying rates such that, a change in the Tax Rate will not be applied for purposes of the calculations set forth in this Section 5.3 in respect of any year for which such changed Tax Rate was not in effect. Tax Distributions shall be made subject to restrictions under the financing arrangements of the Company and its Subsidiaries, and shall be made as an advance against distributions under Section 5.2(b) and shall have the effect of reducing such distributions. Tax Distributions will be timed in such a manner as to provide the direct or indirect holders of Units with such distributions prior to the due date for their respective estimated tax and actual tax payment obligations.

Distributions of Securities.

  Other than with respect to Tax Distributions pursuant to Section 5.3, which shall be paid in cash, the Managing Member is authorized, in its sole discretion, to make distributions to the Members in the form of Securities or other property received or otherwise held by the Company; provided, however, that, in the event of any such non-cash distribution, such Securities or other property shall be valued at the Fair Market Value thereof and shall be distributed to the Members in the same proportion that cash received upon the sale of such Securities or other property at such Fair Market Value would have been distributed pursuant to Sections 5.2 or 5.3.

Restricted Distributions.

Notwithstanding anything to the contrary contained herein, the Company, and the Managing Member on behalf of the Company, shall not make a distribution to any Member if such distribution would violate the Act or other applicable law.

Withholding Tax Payments and Obligations.

  In the event that withholding taxes are paid or required to be paid in respect of amounts distributed, or distributive share allocated, by the Company, such payments or obligations shall be treated as follows:

(a)Payments by the Company. The Company is authorized to withhold from any payment made to, or any distributive share of, a Member, any taxes required by law to be withheld, and in such event, such taxes shall be treated as if an amount equal to such withheld taxes had been paid to the Member rather than paid over to the taxing authority.

(b)Over-withholding. Neither the Company nor the Managing Member shall be liable for any excess taxes withheld in respect of any Member’s interest in the Company, and, in the event of over withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate taxing authority. Any refunds of withheld taxes received by the Company shall be allocated and distributed in the manner, as reasonably determined by the Managing Member, that will as closely as practicable put the Members in the position that they would have been in had the Company not withheld such refunded tax.

(c)Certain Withheld Taxes Treated as Demand Loans. Any taxes withheld pursuant to Section 5.6(a) shall be treated as if distributed to the relevant Member to the extent an amount equal to such withheld taxes would then be distributable to such Member and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the lesser of (a) the Prime Rate per annum, and (b) the highest rate per annum permitted by law. The Managing Member may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.

Indemnity.

In the event that the Company, or the Managing Member or any Affiliate thereof, becomes liable as a result of a failure to withhold and remit taxes in respect of any Member, then such Member (or, if applicable, former Member) shall indemnify and hold harmless the Company, or the Managing Member, as the case may be, in respect of all taxes, including interest and penalties, and any reasonable expenses incurred in any examination, determination, resolution and payment of such liability. The provisions contained in this Section 5.6(d) shall survive the termination of the Company and the withdrawal of any Member.

Article VI
ALLOCATIONS

General Application.

  The rules set forth below in this Article VI shall apply for the purpose of determining each Member’s allocable share of the items of income, gain, loss and expense of the Company comprising Net Income or Net Loss of the Company for each Fiscal Year, determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Member’s Capital Account to reflect the aforementioned general and special allocations. For each Fiscal Year, the special allocations in Section 6.3 shall be made immediately prior to the general allocations of Section 6.2.

6.2Certain Matters.

(a)Hypothetical Liquidation. Except as explicitly provided elsewhere herein, the items of income, gain, loss or deduction of the Company comprising Net Income or Net Loss for a Fiscal Year shall be allocated among the Persons who were Members during such Fiscal Year in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (1) the distributions that would be made to such Member pursuant to Article XI if, on the last day of the Fiscal Year, the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Values, all Company liabilities were satisfied (limited in the case of each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability) and the net proceeds of the Company were distributed in accordance with Section 11.3(c)(ii) to the Members immediately after making such allocations, minus (ii) such Member’s share of Company Minimum Gain, Member Nonrecourse Debt Minimum Gain and the amount such Member would be obligated to contribute to the capital of the Company, all computed immediately prior to the hypothetical sale of the assets described in clause (i) above.

(b)Loss Limitation. Notwithstanding anything to the contrary in Section 6.2(a) but subject to the last sentence of this Section 6.2(b), the amount of items of Company expense and loss allocated pursuant to Section 6.2(a) to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, unless each Member would have an Adjusted Capital Account Deficit. All such items in excess of the limitation set forth in this Section 6.2(b) shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit pro rata in proportion to their Capital Account balances, adjusted as provided in clauses (a) and (b) of the definition of “Adjusted Capital Account Deficit,” until no Member would be entitled to any further allocation, and thereafter to the Members in a manner determined in good faith by the Managing Member taking into account the relative economic interests of the Members of the Company.

Special Allocations.

  The following special allocations shall be made in the following order and immediately prior to the general allocations of Section 6.2(a):

(a)Minimum Gain Chargeback. In the event that there is a net decrease during a Fiscal Year in either Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Article VI, each Member shall receive such special allocations of items of Company income and gain as are required in order to conform to Regulations Section 1.704-2.

(b)Qualified Income Offset. Notwithstanding any other provision of this Article VI, items of income and gain shall be specially allocated to the Members in a manner that complies with the “qualified income offset” requirement of Regulations Section 1.704-1(b)(2)(ii)(d)(3), provided that any allocation under this Section 6.3(b) shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article VI have been tentatively made as if this Section 6.3(b) were not in this Agreement.

(c)Deficit Capital Accounts Generally. In the event that a Member has a deficit Capital Account balance at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is then obligated to restore pursuant to this Agreement, and (ii) the amount such Member is then deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), respectively, such Member shall be specially allocated items of Company income and gain in an amount of such excess as quickly as possible, provided that any allocation under this Section 6.3(c) shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article VI have been tentatively made as if Section 6.3(b) and this Section 6.3(c) were not in this Agreement.

(d)Deductions Attributable to Member Nonrecourse Debt. Any item of Company loss or expense that is attributable to Member Nonrecourse Debt shall be specially allocated to the Members in the manner in which they share the economic risk of loss (as defined in Regulations Section 1.752-2) for such Member Nonrecourse Debt.

(e)Allocation of Nonrecourse Deductions. Each Nonrecourse Deduction of the Company shall be specially allocated to the Members in a manner determined in good faith by the Managing Member taking into account the relative economic interests of the Members of the Company.

(f)Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv) (m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with Regulations Section 1.704-1(b)(2)(iv) (m).

(g)Regulatory Allocations. The allocations set forth in Sections 6.3(a) to 6.3(f) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations will be offset with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.3. Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after the offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 6.2(a). In exercising its discretion pursuant to this Section 6.3(g), the Managing Member shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

Transfer of Interest.

  In the event of a transfer of all or part of an Interest (in accordance with the provisions of this Agreement) or the admission of an additional Member (in accordance with the provisions of this Agreement) the Company’s taxable year shall close with respect to the transferring Member, and such Member’s distributive share of all items of profits, losses and any other items of income, gain, loss or deduction shall be determined using the interim closing of the books method under Section 706 of the Code and Regulations Section 1.706-1(c)(2)(i) unless the Managing Member determines that there would be no substantial difference between the results under closing of the books and a pro rata method as described in proposed Regulation Section 1.706-4(d). Except as otherwise provided in this Section 6.4, in all other cases in which it is necessary to determine the profits, losses, or any other items allocable to any period, profits, losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under Section 706 of the Code and the Regulations thereunder.

6.5Tax Allocations.

(a)Section 704(b) Allocations.

(i)Except as provided in Section 6.5(b) below, each item of income, gain, loss, deduction or credit for U.S. federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Income or Net Loss or is specially allocated pursuant to Section 6.3 (a “Book Item”) shall be allocated among the Members in the same proportion as the corresponding Book Item.

(A)If the Company recognizes Depreciation Recapture in respect of the sale of any Company asset,

1.the portion of the gain on such sale which is allocated to a Member pursuant to Section 6.1 or Section 6.3 shall be treated as consisting of a portion of the Company’s Depreciation Recapture on the sale and a portion of the balance of the Company’s remaining gain on such sale under principles consistent with Regulations Section 1.1245-1, and

2.if, for U.S. federal income tax purposes, the Company recognizes both “unrecaptured Section 1250 gain” (as defined in Section 1(h) of the Code) and gain treated as ordinary income under Section 1250(a) of the Code in respect of such sale, the amount treated as Depreciation Recapture under Section 6.5(a)(ii)(2)(B) shall be comprised of a proportionate share of both such types of gain.

(B)For purposes of this Section 6.5(a)(ii), “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Company which, for U.S. federal income tax purposes, (1) is treated as ordinary income under Section 1245 of the Code, (2) is treated as ordinary income under Section 1250 of the Code, or (3) is “unrecaptured Section 1250 gain” as such term is defined in Section 1(h) of the Code.

(b)Section 704(c) Allocations. In the event that any property of the Company is credited to the Capital Account of a Member at a value other than its tax basis (whether as a result of a contribution of such property or a revaluation of such property pursuant to clause (b) of the definition of “Gross Asset Value”), then allocations of taxable income, gain, loss and deductions with respect to such property shall be made using any method provided for in Regulation Section 1.704-3.

(c)Credits. All tax credits shall be allocated among the Members as determined by the Managing Member in its reasonable discretion, consistent with applicable law.

(d)Capital Accounts. The tax allocations made pursuant to this Section 6.5 shall be solely for tax purposes and shall not affect any Member’s Capital Account or share of non-tax allocations or distributions under this Agreement.

Article VII
ACCOUNTING AND TAX MATTERS

Tax Returns.

  The Managing Member, at the expense of the Company, shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. Within ninety (90) days after the end of each Fiscal Year, the Managing Member will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, information with respect to the Company as may be necessary for the preparation of such Person’s Federal, state and local income tax returns for such Fiscal Year.

Tax Matters Member.

  The Managing Member shall have the power to make elections and prepare and file returns regarding any federal, state or local tax obligations of the Company, and to designate one of the Members to serve as the “Tax Matters Member” of the Company for purposes of Section 6231(a)(7) of the Code, with power to manage and represent the Company in any administrative proceeding of the Internal Revenue Service; provided, however, that the Tax Matters Member shall not make decisions in a manner that would adversely affect the Class A Members without the consent of such other Class A Members, which consent shall not be unreasonably withheld or delayed.

Accounting Methods; Elections; Information.

  The Managing Member shall determine the accounting methods and conventions to be used in the preparation of the Company’s tax returns and shall make any and all elections under the tax laws of the United States (including under Section 754 of the Code) and any other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of the Company, or any other method or procedure related to the preparation of the Company’s tax returns.

Partnership Status.

  The Members intend, and the Company shall take no position inconsistent with, treating the Company as a partnership for United States federal, state and local income and franchise tax purposes.

Article VIII
TRANSFERS OF UNITS

8.1Restrictions on Transfers of Units.

(a)The Class B Members may not Transfer any Class B Units except (i) in an Exempt Transfer, or (ii) with the prior written approval of the Managing Member, in each case, in accordance with the applicable terms of this Agreement. To the extent that any Class B Member Transfers any or all of its Class B Units pursuant to an Exempt Transfer, such Transferee shall have the same rights and restrictions with respect to such Class B Units as the Class B Member that Transferred such Units.

(b)No Transfer of any Units by any Member shall become effective unless and until the Transferee (unless such Transferee already is party to this Agreement) executes and delivers to the Company a counterpart to this Agreement, agreeing to be treated in the same manner as the transferring Member. Upon such Transfer and such execution and delivery, the Transferee acquiring Transferred Units shall be bound by, and entitled to the benefits of, this Agreement in the same manner as the transferring Member.

(c)In addition to any other restrictions on Transfer imposed by this Agreement, no Member may Transfer any Unit (i) if the Managing Member determines that the Company could, as a result of such Transfer, be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and (ii) without first delivering to the Managing Member, if requested, an opinion of nationally recognized tax counsel or consultant (reasonably acceptable in form and substance to the Managing Member) that such Transfer will not cause the Company to be deemed a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code or otherwise cease to be taxable as a partnership for federal income tax purposes.

(d)Any Member who effectively Transfers any Units pursuant to this Article VIII shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units (it being understood, however, that the applicable provisions of Section 4.2 shall continue to inure to such Person’s benefit). Nothing contained herein shall relieve any Member who Transfers any Units from any liability or obligation of such Member to the Company or the other Members with respect to such Units that may exist on the date of such Transfer or that is otherwise specified in the Act and incorporated into this Agreement or for any liability to the Company or any other Person for any breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in other agreements with the Company.

(e)Notwithstanding anything to the contrary herein, without the prior written approval of the Managing Member, no Management Member shall Transfer any Management

Units to any Competitive Business (as defined below) or any direct or indirect Affiliate thereof. “Competitive Business” shall mean the business competitors of the Company.

Transfers in Violation of Agreement.

  Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose. Without limitation of any other provision herein, no Transfer of any interest in any Class B Unit by a Class B Member shall be effective unless prior to such Transfer the transferee, assignee or intended recipient of such interest shall have agreed in writing to be bound by the provisions of Section 3.4(b), in form reasonably satisfactory to the Managing Member.

Article IX
INFORMATION RIGHTS, CONFIDENTIALITY AND ADDITIONAL AGREEMENTS

Information Rights.

  Members shall have the right to receive from the Company, upon request, a copy of the Certificate of Formation (and any amendment thereto) and of this Agreement, as amended from time to time, and such other information regarding the Company as is required by the Act or this Agreement.

Confidentiality.

  Each Member agrees that it will hold, and will use all commercially reasonable efforts to cause its officers, directors, members, managers, partners, employees, accountants, counsel, consultants, advisors, financial sources, financial institutions, and agents (the “Representatives”) to hold, in confidence all confidential information and documents regarding the Company and its Subsidiaries pursuant to or received by such Member or its Representatives in connection with this Agreement or any transaction contemplated hereby (except as required by applicable law, regulation or legal process, including any rule or regulation of a self-regulatory organization to which such Member or its Representatives are subject); provided, that each Member shall be entitled to disclose such confidential information and documents to its investors who are subject to confidentiality obligations owed to such Members.

Article X
AMENDMENT AND TERMINATION

Amendment or Modification; Waiver.

  This Agreement may be amended only with the written approval of the Managing Member and such amendment must be in writing; provided, however, that (a) an amendment or modification increasing any liability or obligation of a Member to the Company, or adversely affecting the limitation of the liability of a Member with respect to the Company, shall be effective only with that Member’s consent, and (b) any amendment that affects holders of Class B Interests as a class adversely and/or disproportionately from Class A Members as a class, shall require the consent of a Majority in Interest of holders of vested Class B Interests; provided, that, if at the applicable time, there are no holders of vested Class B Interests, such amendment shall require the consent of a Majority in Interest of all holders of unvested Class B Interests. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member’s right to demand strict compliance herewith in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

Amendments by the Managing Member.

  The Managing Member, without the consent or approval at any time of any Member (each Member, by acquiring its Interests, being deemed to consent to any such amendment), may amend any provision of this Agreement or the Certificate of Formation, and may execute, swear to, acknowledge, deliver, file and record all documents required or desirable in connection therewith, to reflect:

(a)Qualification to do Business. A change that is necessary to qualify the Company as a limited liability company or a Company in which the Members have limited liability; and

(b)Changes Which are Inconsequential, Curative or Required. A change that is:

(i)Of an inconsequential nature and does not adversely affect any Member in any respect; or

(ii)Necessary to reflect the addition or removal of any Member or the current Capital Contributions and number or class of Units held by each Member on the Company Register, following any change to such items in accordance with the provisions of this Agreement.

Termination of Agreement.

  This Agreement will terminate in respect of all Members (a) with the written consent of the Company; or (b) upon the dissolution, liquidation or winding-up of the Company.

Termination as to a Party.

  Any Member who ceases to hold any Units shall cease to be a Member and, except as provided herein, shall have no further rights or obligations under this Agreement.

Article XI
DISSOLUTION; LIQUIDATION

Dissolution.

  The Company shall be dissolved and its affairs wound up on the first to occur of any of the following events:

(a)the written consent of all of the Class A Members;

(b)the decision to sell all or substantially all of the assets of the Company; or

(c)the entry of a decree of judicial dissolution under Section 18-802 of the Act.

The Company shall not dissolve or be terminated upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member other than the only Member of the Company, if the Company has only one Member remaining. The Managing Member shall promptly notify the Members of the dissolution of the Company.

Final Accounting.

  Upon the dissolution of the Company, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution.

11.3Liquidation.

(a)Dissolution of the Company shall be effective as of the date on which the event occurs giving rise to the dissolution and all Members shall be given prompt notice thereof in accordance with Section 13.7, but the Company shall not terminate until the assets of the Company have been distributed as provided for in Section 11.3(c). Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business, assets and affairs of the Company shall continue to be governed by this Agreement.

(b)Upon the dissolution of the Company, the Managing Member, or, if there is no Managing Member, a Person selected by Class A Members holding 66 2/3% in Interest of the Class A Interests shall act as the liquidator (the “Liquidator”) of the Company to wind up the Company. The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner. A reasonable amount of time shall be allowed for the orderly liquidation of assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The costs of dissolution and liquidation shall be an expense of the Company.

(c)The Liquidator shall distribute all proceeds from liquidation in the following order of priority:

(i)first, to creditors of the Company (including creditors who are Members) in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and

(ii)second, to the Members in the same manner in which distributions are made pursuant to Article V, which distributions shall be deemed to be made pursuant to Article V.

The Liquidator shall determine whether any assets of the Company shall be liquidated through sale or shall be distributed in kind. A distribution in kind of an asset to a Member shall be considered, for the purposes of this Article XI, a distribution in an amount equal to the fair market value of the assets so distributed as determined by the Liquidator in its reasonable discretion. As promptly as possible after dissolution and again after final liquidation, the liquidating trustee shall cause an accounting by a firm of independent public accountants of the Company’s assets, liabilities, operations and liquidating distributions to be given to the Members.

Cancellation of Certificate of Formation.

  Upon the completion of the distribution of Company assets as provided in Section 11.3, the Company shall be terminated and the Person acting as Liquidator shall cause the cancellation of the Certificate of Formation and shall take such other actions as may be necessary or appropriate to terminate the Company, including filing the certificate of cancellation with the Secretary of State of the State of Delaware.

Article XII
EXCHANGE PROCEDURES

12.1Exchanges of Units.

(a)Elective Exchanges of Units.

(i)Upon the terms and subject to the conditions of this Agreement, a Class B Member may effect an Exchange by (A) delivering to J. Alexander’s and the Company an Exchange Notice and (B) surrendering (or in the absence of a surrender, be deemed to surrender) to the Company the Class B Units relating to such Exchange at the principal office of the Company, free and clear of all liens, encumbrances, rights of first refusal and the like, in consideration for, at the option of the Managing Member, with such consideration to be delivered as promptly as practicable following such delivery and surrender or deemed surrender (as applicable), but in any event within two (2) business days after the Date of Exchange specified in such Exchange Notice, (x) a cash payment by the Company in accordance with the instructions provided in the Exchange Notice in an amount equal to the Class B Unit Exchange Price for each Class B Unit subject to such Exchange, in which event such exchanged Units shall automatically be deemed cancelled concurrently with such payment, without any action on the part of any Person, including J. Alexander’s or the Company, or (y) the issuance by J. Alexander’s to such Class B Member of a number of shares of Common Stock equal to the quotient obtained by dividing (A) the product of the Class B Unit Exchange Price for such Units multiplied by the number of Class B Units subject to such Exchange, by (B) the VWAP Price as of the date of the delivery of the Exchange Notice. Notwithstanding the foregoing or any other provision of this Agreement, an Exchange of Class B Units by the Management Company or any transferee thereof may only be effected for shares of Common Stock pursuant to clause (y) above. If J. Alexander’s elects or is required (in the case of the Management Company) to issue Common Stock in an Exchange, J. Alexander’s shall (A) deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Common Stock the number of shares of Common Stock deliverable upon such Exchange, registered in the name of such Class B Member (or in such other name as is requested in writing by such Class B Member), in certificated form, as may be requested in writing by such Class B Member or, (B) if the Common Stock is settled through the facilities of The Depository Trust Company, upon the written instruction of such Class B Member set forth in the Exchange Notice, deliver to such Class B Member through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Class B Member in the Exchange Notice.

(ii)An Exchange pursuant to Section 12.1(a) of Units for Common Stock will be deemed to have been effected immediately prior to the close of business on the

Date of Exchange, and the Class B Member effecting such Exchange will be treated as a holder of record of Common Stock as of the close of business on such date.

(b) Expenses. J. Alexander’s, the Company and the Class B Member effecting an Exchange Member shall each bear its own expenses in connection with any Exchange, whether or not any such Exchange is ultimately consummated. For the avoidance of doubt, (i) neither J. Alexander’s nor the Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange, and (ii) the Class B Member effecting an Exchange shall bear any and all income or gains taxes imposed on gain realized by it as a result of any such Exchange.

12.2Common Stock to be Issued.

(a)In connection with any Exchange, J. Alexander’s shall have the right to provide shares of Common Stock that are registered pursuant to the Securities Act, unregistered shares of Common Stock or any combination thereof, as it may determine in its sole discretion.

(b)J. Alexander’s shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuances upon any Exchange, such number of shares of Common Stock as shall from time to time be sufficient to effect the Exchange of all Class B Units that may be outstanding from time to time. J. Alexander’s shall take any and all actions necessary or desirable to give effect to the foregoing. If the shares of Common Stock required to be reserved pursuant to the foregoing sentence require listing on any national securities exchange, J. Alexander’s shall, at its expense, use its commercially reasonable efforts to cause such shares to be listed or duly approved for listing on the same exchange on which the Common Stock shall otherwise be listed.

(c)J. Alexander’s shall use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder to enable a holder of shares of Common Stock received upon an Exchange to sell such shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or Regulation S under the Securities Act. Upon the written request of a Class B Member, J. Alexander’s shall deliver to such holder a written statement that it has complied with such requirements.

(d)Any Common Stock to be issued by J. Alexander’s in accordance with this Agreement shall be validly issued, fully paid and non-assessable.

Article XIII
MISCELLANEOUS

Certain Defined Terms.

  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below.

“Act” has the meaning given such term in the definition of Certificate of Formation.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b) (2)(i i)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any particular Person means any other Person Controlling, Controlled by or under common Control with such particular Person or, in the case of a natural Person, any other member of such Person’s Family Group.

“Agreement” has the meaning given such term in the Preamble.

“Award Agreement” means each award agreement pursuant to which Class B Units have been issued and granted to a Management Member or the Management Company, as applicable.

“Book Item” has the meaning given such term in Section 6.5(a)(i).

“Capital Account” has the meaning given such term in Section 3.10.

“Calculation Date” means the date selected by the Company as of which the Fair Market Value of a Termination Security is determined, which date shall be (a) not more than thirty (30) days before the closing date of the purchase of the Termination Security and (b) at least six (6) months and one (1) day after the date the Termination Security became vested (unless the Company determines that such six (6) month delay is not necessary for the award pursuant to which such Class B Units were made to be classified as an equity award under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (or any applicable successor standards) with respect to any Termination Security the valuation on the date that is 181 days following the Termination Date with respect to such Terminated Employee.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member at such time with respect to the Interests held by such Member reduced by the amount of any liability of such Member assumed by the Company or the amount of any liability to which any property contributed by such Member is subject; “Capital Contributions” means, with respect to any Member, the aggregate amount of cash and the aggregate value of any property (other than cash) as determined by reference to the initial Gross Asset Value of such property contributed to the Company by such Member (or its predecessors in interest) with respect to the

Interests held by such Member reduced by the amount of any liability of such Member assumed by the Company or the amount of any liability to which any property contributed by such Member is subject.

“Cause”, with respect to any Management Member, has the meaning for such term (or an analogous term) set forth in the applicable employment agreement (or similar agreement) of such Person, and in the absence of such definition, means (i) such Person’s indictment, pleading of nolo contendere or conviction of a felony or a crime involving embezzlement, conversion of property or moral turpitude, (ii) a final non-appealable finding of such Person’s breach of any applicable fiduciary duties to the Company or its members, (iii) such Person’s willful and continual neglect to discharge his or her duties, responsibilities or obligations under any agreement between the such Person and the Company, (iv) such Person’s habitual drunkenness or substance abuse which materially interferes with such Person’s ability to discharge his or her duties, responsibilities and obligations under any agreement between such Person and the Company, provided that such Person has been given notice and thirty (30) days from such notice fails to cure such drunkenness or abuse, (v) the material breach by such Person of any agreement between such Person and the Company, provided, that such Person has been given notice and fails to cure such breach within thirty (30) days from such notice, (vi) commission of fraud, embezzlement or misappropriation of funds against the Company or (vii) gross negligence or willful misconduct in the performance of duties that causes a material harm to the Company.

“Certificate of Formation” means the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware on February 6, 2013 pursuant to the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq., as amended and in effect from time to time) (the “Act”), as it may be amended or restated from time to time.

“Class A Interest” means the limited liability company interest represented by the Class A Units owned by a Class A Member in the Company at any particular time, including the right of such Class A Member to any and all benefits to which such Class A Member may be entitled as provided in the Act, this Agreement, or otherwise, together with the obligations of such Class A Member to comply with all terms and provisions of this Agreement and the Act.

“Class A Member” means each Person admitted to the Company as a Class A Member whose name is set forth on Schedule I hereto as a Class A Member with respect to Class A Units held by such Person, and any other Person admitted as an additional or substitute Class A Member, so long as such Person remains a Class A Member.

“Class A Units” has the meaning given such term in Section 3.3(a)(i).

“Class B Interest” means the limited liability company interest represented by the Class B Units owned by a Class B Members in the Company at any particular time, including the right of such Class B Members to any and all benefits to which such Class B Member may be entitled as provided in the Act, this Agreement, or otherwise, together with the obligations of such Class B Member to comply with all terms and provisions of this Agreement and the Act.

“Class B Member” means each Person admitted to the Company as a Class B Member whose name is set forth on Schedule I hereto as a Class B Member with respect to Class B Units held by such Person, and any other Person admitted as an additional or substitute Class B Member, so long as such Person remains a Class B Member.

“Class B Unit Exchange Price” means, for each vested Class B Unit, the aggregate amount that would be distributed with respect to such vested Class B Unit in accordance with Section 5.2 (assuming for this purpose that all unvested Units are vested) if the aggregate amount to be distributed to all Members pursuant to Section 5.2 were equal to the sum of (i) the implied valuation of J. Alexander’s, as calculated by reference to J. Alexander’s Market Capitalization, plus (ii) the Fair Market Value of any liabilities directly owed by J. Alexander’s, minus (iii) the Fair Market Value of any assets directly held by J. Alexander’s (in each of clauses (ii) and (iii), to the extent such assets and/or liabilities are not assets or-liabilities of the Company or any of its Subsidiaries).

“Class B Units” has the meaning given such term in Section 3.3(a)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination” means any combination of stock, by reverse split, reclassification, recapitalization or otherwise.

“Common Stock” means the Common Stock, par value $0.001 per share, of J. Alexander’s.

“Company” has the meaning given such term in the Preamble.

“Company Business” has the meaning given such term in Section 2.5(a).

“Company Incentive Plan” means the 2015 Management Incentive Plan of the Company, in the form attached hereto as Exhibit B, as the same may be amended, restated, modified or supplemented from time to time.

“Company Minimum Gain” has the meaning given such term in Regulations Sections 1.704-2(b)(2) and 1.704-2(d). “Company Register” has the meaning given such term in Section 3.1.

“Control” (including, with correlative meaning, all conjugations thereof) means with respect to any Person, the ability of another Person to control or direct the actions or policies of such first Person, whether by ownership of voting Units, by contract or otherwise.

“Costs” has the meaning set forth in Section 4.2(a).

“Date of Exchange” means with respect to an Exchange pursuant to Article XII, the date identified in the respective Exchange Notice.

“Depreciation” means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Depreciation Recapture” has the meaning given such term in Section 6.5(a)(ii)(B).

“Employed” has the meaning given such term in Section 3.6(a)(i).

“Employment” has the meaning given such term in Section 3.6(a)(i).

“Exchange” means an exchange of Class B Units for cash or shares of Common Stock pursuant to the terms, and subject to the conditions, of Section 12.1(a).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulation promulgated thereunder, all as the same have been or may be amended from time to time.

“Exchange Notice” means a written election of Exchange substantially in the form of Exhibit B attached hereto, duly executed by the exchanging Member.

“Exempt Transfer” means a Transfer of Units (a) with respect to any Member who is a natural person, to a member of such Member’s immediate family, which shall include such Member’s spouse, children or grandchildren, or a trust, corporation, partnership or limited liability company all of the beneficial interests of which shall be held by such Member or one or more members of such Member’s immediate family, and shall include such Member’s heirs, successors, administrators and executors; (b) with respect to any Member that is an entity, (i) to any Affiliate of such Member (but only as long as such entity remains an Affiliate of such Member) and (ii) to any of such Member’s shareholders, members, partners or other equity holders to which such Member Transfers all of such Member’s Units; and (c) to the Managing Member; provided, that, in each case any transferee in an Exempt Transfer shall have (if not already a party to this Agreement) agreed in writing, in form and substance satisfactory to the Managing Member, to become a party to, and be bound by, all of the terms of this Agreement (in the absence of which such transfer shall be deemed not to be an Exempt Transfer).

“Fair Market Value” means the fair market value reasonably determined by the Managing Member. “Fiscal Year” has the meaning given such term in Section 2.7.

“Family Group” means, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a)the Gross Asset Value of any asset (other than a promissory note described in Treasury Regulation Section 1.704-1(b)(iv)(d)(2)) contributed by a Member to the Company is the gross fair market value of such asset as reasonably determined by the contributing Member and the Managing Member at the time of contribution;

(b)the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing Member, as of the following times: (i) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in its capacity as a Member, or by a new Member acting in its capacity as a Member or in anticipation of becoming a Member; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the Managing Member; and

(d)the Gross Asset Values of all Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of “Net Income” and “Net Loss” or Section 6.3(f); provided, however, that such Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the Managing Member reasonably determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph.

If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by Depreciation taken into account with respect to such asset for purposes of computing Net Income or Net Loss.

“Hurdle Amount” means, in respect of a Class B Unit, a specified amount, which shall be (i) with respect to the Class B Units issued as of the date hereof (if any), the amount set forth on Schedule I hereto, and (ii) with respect to each subsequent issuance of Class B Units, the amount determined by the Managing Member at the time of such subsequent issuance and set forth both in an Award Agreement and on Schedule I hereto. To the extent necessary, the Hurdle Amount for each outstanding Class B Unit shall be increased by the aggregate amount of all Capital Contributions made to the Company subsequent to the issuance of such Class B Unit so as to maintain the treatment of such Class B Units as Profits Interests.

“Hypothetical Liquidation” means as of any date, a hypothetical liquidation of the Company as of such date, assuming (i) that a sale of all the assets of the Company occurs at prices equal to their respective fair market values (as reasonably determined by the Managing Member), (ii) the net proceeds of such sale are distributed to the Members pursuant to Section 5.2, and after payment of all actual Company indebtedness, and any other liabilities related to the Company’s assets, limited, in the case of the hypothetical payment of non-recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities.

“Interests” means the Class A Interests and the Management Interests.

“J. Alexander’s” has the meaning given such term in the Preamble.

“J. Alexander’s Market Capitalization” means, as of a Date of Exchange, an amount equal to the product of (x) the number of shares of Common Stock actually outstanding on such date and (y) the VWAP Price.

“Liquidator” has the meaning given such term in Section 11.3(b).

“Majority in Interest” means, with respect to Units of a particular class, vested Units of such class representing more than 50% of the aggregate number of vested Units of such class.

“Management Agreement” means that certain Management Consulting Agreement between the Company and the Management Company, dated as of the date hereof.

“Management Company” has the meaning given such term in the Preamble.

“Management Member” has the meaning given such term in the Preamble.

“Management Units” means the Class B Units held by the Management Members.

“Management Units Transferee” has the meaning given such term in Section 3.6(a)(i).

“Managing Member” means J. Alexander’s, in its capacity as the sole manager of the Company in accordance with Section 18-402 of the Act.

“Member Loan” has the meaning given such term in Section 13.14.

“Member Nonrecourse Debt” has the meaning given such term in Regulations Section 1.704-2(b)(4) for “partner nonrecourse debt.”

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member” and “Members” have the meaning given such terms in the Preamble.

“Net Income” and “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments (without duplication):

(a)any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be added to such income or loss;

(b)any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a) (2)(B) of the Code expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss, shall be subtracted from such taxable income or loss;

(c)in the event the Gross Asset Value of any Company asset is adjusted pursuant to clauses (b) or (c) of the definition of “Gross Asset Value”, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d)gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed based on the Gross Asset Value of the property;

(f)to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g)any items which are specially allocated pursuant to the provisions of Section 6.3 shall not be taken into account in computing Net Income or Net Loss.

“Nonrecourse Deductions” has the meaning given such term in Regulations Sections 1.704-2(b)(1) and 1.704-2(c). “Nonrecourse Liability” has the meaning given such term in Regulations Section 1.704-2(b)(3).

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a government or any department or agency or political subdivision thereof.

“Prime Rate” means the highest U.S. prime rate of interest published by The Wall Street Journal as the “base rate” on corporate loans at large money center commercial banks.

“Prior Agreement” has the meaning given such term in the Recitals.

“Profits Interest” has the meaning given such term in Section 3.4(b).

“Proposed Rules” has the meaning given such term in Section 3.4(c)(i).

“Regular Distributions” means all distributions other than Tax Distributions.

“Regulations” means the Income Tax Regulations promulgated under the Code, as amended.

“Regulatory Allocations” has the meaning given such term in Section 6.3(g).

“Representatives” has the meaning given such term in Section 9.2.

“Reserves” means the amount of proceeds that the Managing Member determines in good faith and in its reasonable discretion is necessary to be maintained by the Company for the purpose of paying reasonably anticipated expenses, liabilities and obligations of the Company regardless of whether such expenses, liabilities and obligations are actual or contingent.

“Safe Harbor Election” has the meaning given such term in Section 3.4(b)(i).

“Securities” means securities of every kind and nature, including stock, notes, bonds, evidences of indebtedness, options to acquire any of the foregoing, and other business interests of every type, including interests in any Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Subdivision” means any subdivision of stock, by any split, dividend, reclassification, recapitalization or otherwise.

“Subsidiary” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least fifty percent (50%) of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.

“Tax Distribution” means a distribution under Section 5.3.

“Tax Matters Member” has the meaning given such term in Section 7.2.

“Tax Rate” means the highest combined marginal U.S. federal, state and local tax rate (including for the avoidance of doubt the net investment income tax imposed by Code Section 1411 and corresponding provisions of state and local law) for an individual residing in New York City, New York.

“Terminated Employee” has the meaning given such term in Section 3.6(a)(i).

“Termination Date” has the meaning given such term in Section 3.6(a)(i).

“Termination Event” has the meaning given such term in Section 3.6(a)(i).

“Termination Securities” has the meaning given such term in Section 3.6(a)(i).

“Trading Day” means a day on which (i) the Common Stock at the close of regular way trading (not including extended or after hours trading) is not suspended from trading on any national securities exchange or association or over-the-counter market that is the primary market for trading the Common Stock at the close of business, (ii) the Common Stock has traded at least once regular way on the national securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock, and (iii) there has been no “market disruption event.” For purposes of this definition, “market disruption event” means the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time.

“Transfer” means (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein; provided, however, that transfers of all or any portion of stock, partnership interests (general or limited), membership interests or other similar securities or any securities convertible into or exercisable or exchangeable therefor in J. Alexander’s shall not constitute a “Transfer”.

“Transferee” means any Person to whom a Member may Transfer Units.

“Transferor” means the transferor in a Transfer.

“Units” means the Class A Units, the Class B Units and any other class or series of authorized units of the Company.

“Unreturned Capital Contributions” means, with respect to each Class A Member, at any time of determination, the aggregate amount of such Class A Member’s Capital Contributions less the amount of distributions received by such Class A Member (or its predecessors in interest) under Section 5.2(a).

“VWAP” means the daily per share volume-weighted average price of the Common Stock as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, (x) the per share volume-weighted average price of such Common Stock on such day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (y) if such determination is not feasible, the market price per share of Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained for this purpose by J. Alexander’s).

“VWAP Price” means, as of any date, the average of the daily VWAP of a share of Common Stock for the five (5) Trading Days immediately prior to such date; provided that in calculating such average (i) the VWAP for any Trading Day during the five (5) Trading Day period prior to the date of any extraordinary distributions made on the Common Stock during the five (5) Trading Day period shall be reduced by the value of such distribution per share of Common Stock, and (ii) the VWAP for any Trading Day during the five (5) Trading Day period prior to the date of a Subdivision or Combination of Common Stock during the five (5) Trading Day period shall automatically be adjusted in inverse proportion to such Subdivision or Combination.

Severability.

  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Entire Agreement.

  Except as otherwise expressly set forth herein, this document (including the Company Incentive Plan and the other exhibits and schedules hereto), together with any applicable terms of any Award Agreement between a Class B Member, on the one hand, and the Company, on the other hand, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Successors and Assigns.

  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Members and any subsequent holders of Units and the respective successors and assigns of each of them, so long as they hold Units.

Counterparts.

  This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

Remedies.

  The Company and the Members shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Member may in its, his or her sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

Notices.

  Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents required or permitted to be given under this Agreement must be in writing and shall be deemed to have been given: (a) three (3) days after the date mailed by registered or certified mail, addressed to the recipient, with return receipt requested, (b) upon delivery to the recipient in person or by courier, or (c) upon receipt of a facsimile transmission by the recipient. Such notices, requests and consents shall be given (i) to Members at their addresses or fax numbers set forth on Schedule I attached hereto, or such other address or fax numbers as a Member may specify by written notice to the Company, the Managing Member and all of the other Members, or (ii) to the Company or the Managing Member at the address specified in this Section 13.7, or at such other location as the Company shall have specified in writing to the Members as its principal office. Whenever any notice is required to be given by law, the Certificate of Formation or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Notices to the Company will be sent to:

J. Alexander’s Holdings, LLC
3401 West End Avenue, Suite 260
Nashville, Tennessee 37203
Attention: Chief Financial Officer
Facsimile: (615)-269-1999

with copies (which shall not constitute notice) to:

J. Alexander’s Holdings, Inc.
3401 West End Avenue, Suite 260
Nashville, Tennessee 37203
Attention: Chief Financial Officer
Facsimile: (615)-269-1999

Notices to any Member will be sent to the address set forth opposite such Member’s name on Schedule I attached hereto.

Governing Law.

  The Act shall govern all questions arising under this Agreement concerning the relative rights of the Company and its Members. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in Nashville, TN over any suit, action or proceeding arising out of or relating to this Agreement. The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.

Interpretation.

Any references to an agreement or organizational document herein shall mean such agreement or organizational document, as may be amended, modified and/or supplemented (and/or as any provision thereunder may be waived) from time to time in accordance with its terms.

Descriptive Headings.

  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Business Opportunities.

Except to the extent otherwise agreed between any Member, on the one hand, and the Company or any of its Affiliates, on the other hand, any Member and any Affiliate of such Member may engage in or possess an interest in other investments, business ventures or entities of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or business of the Company, and may provide advice and other assistance to any such investment, business venture or entity, and the Company and the Members shall have no rights by virtue of this Agreement in and to such investments, business ventures or entities or the income or profits derived therefrom, and the pursuit of any such investment or venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Member nor any Affiliate thereof (other than an employee of the Company or a Subsidiary of the Company) shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member or any Affiliate thereof (other than an employee of the Company or a Subsidiary of the Company) shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

Transactions with Interested Persons; Standards of Conduct.

  Unless entered into in bad faith, no contract or transaction between the Company and one or more of its Members, or between the Company and any other corporation, partnership, association or other organization in which one or more of its Members or their Affiliates, have a financial interest or are shareholders, members, directors, partners, directors or officers, shall be voidable solely for this reason or solely because said Member or their Affiliates were present or participated in the authorization of such contract or transaction if (a) the material facts as to the relationship or interest of such Member or their Affiliates and as to the contract or transaction were disclosed or known to the Managing Member, and (b) the contract or transaction was authorized and approved by the Managing Member and any other Members required in accordance with the provisions of this Agreement, and, if such conditions have been satisfied, no Member or their Affiliates interested in such contract or transaction, because of such interest, shall be considered to be in breach of this Agreement or liable to the Company, any Member or their Affiliates, or any other Person or organization for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction; provided, however, that the Managing Member shall approve any such contract or transaction contemplated by this Section 13.12 only if it has reasonably determined in good faith that such contract or transaction is on terms that are fair and reasonable and no less favorable to the Company than the Managing Member would expect to obtain in a comparable arms-length transaction with a Person which is not an Affiliate.

Appointment of Managing Member as Attorney-in-Fact.

  Each Member hereby irrevocably constitutes, appoints and empowers the Managing Member and its duly authorized officers, managers, agents, successors and assignees, with full power of substitution and resubstitution, as its true and lawful attorneys-in-fact, in its name, place and stead and for its use and benefit, to execute, certify, acknowledge, file, record and swear to all instruments, agreements and documents necessary or advisable to carrying out the following:

(a)any and all amendments to this Agreement that may be permitted or required by this Agreement or the Act, including amendments required to effect the admission of a Member pursuant to and as permitted by this Agreement or to revoke any admission of a Member which is prohibited by this Agreement;

(b)any certificate of cancellation of the Certificate of Formation that may be necessary upon the termination of the Company;

(c)any business certificate, certificate of formation, amendment thereto, or other instrument or document of any kind necessary to accomplish the Company Business;

(d)all conveyances and other instruments or documents that the Managing Member deems appropriate or necessary to effectuate or reflect the dissolution, termination and liquidation of the Company pursuant to the terms of this Agreement;

(e)all conveyances and other instruments or documents that the Managing Member deems appropriate or necessary to effectuate or reflect the conversion, contribution or other actions contemplated by this Agreement; and

(f)all other instruments that may be required or permitted by law to be filed on behalf of the Company and that are not inconsistent with this Agreement. The Managing Member shall not take action as attorney-in-fact for any Member which would in any way increase the liability of the Member beyond the liability expressly set forth in this Agreement or which would diminish the substantive rights of such Member.

Limited Authorization of Managing Member.

Each Member authorizes such attorneys-in-fact to take any further action which such attorneys-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorneys-in-fact full power and authority to do and perform each and every act or thing whatsoever necessary or advisable to be done in and about the foregoing as fully as such Member might or could do if personally present, and hereby ratifying and confirming all that such attorneys-in-fact shall lawfully do or cause to be done by virtue hereof. The appointment by each such Member of the Managing Member and its duly authorized officers, agents, successors and assigns with full power of substitution and resubstitution, as aforesaid, as attorneys-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Members under this Agreement shall be relying upon the power of the Managing Member and such officers, managers, agents, successors and assigns to act as contemplated by this Agreement in such filing and other action by it on behalf of the Company. The foregoing power of attorney shall survive the assignment by any Member of the whole or any part of its Interest hereunder. The foregoing power of attorney may be exercised by such attorneys-in-fact by listing all of such Members executing any agreement, certificate, instrument or document with the signatures of such attorneys-in-fact acting as attorneys-in-fact for all of them.

Loans to the Company.

  Subject to the terms of this Agreement, the Company may borrow from Members to finance its working capital (a “Member Loan”) on commercially reasonable terms; provided, that any Member Loan shall carry interest at the prime interest rate in effect at the time of the Member Loan (as reported by Bank of America, N.A. or any successor thereto), non-compounding, and shall have no prepayment penalty or premium; provided, further, that the Company shall only borrow the amount that is necessary for its reasonable working capital needs and shall pay off any such Member Loan as soon as cash becomes available to the Company.

No Third Party Beneficiaries.

  It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other Person, other than an indemnified Person pursuant to Section 4.1(a) shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof. Notwithstanding any contrary provision of this Agreement, no such creditor or Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, be permitted to make any claim against the Company or any Member or Managing Member.

Further Assurances.

  In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions, as requested by the Managing Member.

Construction.

  Definitions in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender. Where used herein, the term “Federal” shall refer to the U.S. Federal government. As used herein, (a) “or” shall mean “and/or” and (b) “including” or “include” shall mean “including without limitation.” It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

Waiver of Action for Partition.

  Each of the Members irrevocably waives during the term of the Company any right that such Member may have to maintain an action for partition with respect to the property of the Company.

Relations with Members.

  Unless named in this Agreement as a Member, or unless admitted to the Company as a Member as provided in this Agreement, no Person shall be considered a Member. Subject to Article VIII, the Company and the Managing Member owe duties only to the Company and its Members and the provisions of this Agreement applicable to

Members (other than Section 4.1(a) which is enforceable by the Persons specified therein) are only enforceable by Persons so named or admitted as Members.

Accounting Considerations.

  Notwithstanding anything contained herein or in any Award Agreement to the contrary, the sale or other disposition (whether pursuant to a call right, put right or otherwise) of Class B Units shall be delayed (and the terms upon which such sale or disposition occurs shall be modified) to the extent the Company determines that such delay or modification is necessary for the award pursuant to which such Class B Units were made to be classified as an equity award under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (or any applicable successor standards).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Limited Liability Company Agreement on the day and year first above written.

THE COMPANY:

J. ALEXANDER’S HOLDINGS, LLC By: J. Alexander’s Holdings, Inc., its Managing Member

By: /s/ Lonnie J. Stout II
Name: Lonnie J. Stout II
Title: President and Chief Executive Officer

CLASS A MEMBERS:

J. ALEXANDER’S HOLDINGS, INC.

By: /s/ Lonnie J. Stout II
Name: Lonnie J. Stout II
Title: President and Chief Executive Officer

JAX INVESTMENTS, INC.

By: /s/ Lonnie J. Stout II
Name: Lonnie J. Stout II
Title: President and Chief Executive Officer

CLASS B MEMBERS:

BLACK KNIGHT ADVISORY SERVICES, LLC

By:/s/ Gregory S. Lane
Name: Gregory S. Lane
Title: Member

/s/ Lonnie J. Stout II
Lonnie J. Stout II

/s/J. Michael Moore
J. Michael Moore

/s/ Mark A. Parkey
Mark Parkey

/s/ Goodloe Partee
Goodloe Partee

/s/ Ralph Carnevale
Ralph Carnevale

/s/ Chris Conlon
Chris Conlon

/s/ Jessica H. Root
Jessica H. Root

/s/ Robert Miles
Robert Miles

/s/ Jim Filaroski
Jim Filaroski

/s/ Ian Dodson
Ian Dodson

/s/ Shannon Hall
Shannon Hall

/s/ Jason Parks
Jason Parks

/s/ Tim Landrey
Tim Landrey

/s/ Derek Gordon
Derek Gordon

[Signature Page to Second Amended and Restated LLC Agreement of J. Alexander’s holdings, LLC]

SCHEDULE I

LIST OF MEMBERS AS OF OCTOBER 6, 2015

Name of Member	Address	Units	Capital Account	Hurdle Amount
Class A Members:
J. Alexander’s Holdings, Inc.	3401 West End Avenue, Ste 260 Nashville, TN 37203	14,850,233	$[*]	N/A
JAX Investments	3401 West End Avenue, Ste 260 Nashville, TN 37203	150,002	$[*]	N/A

Class B Members:
Black Knight Advisory Services, LLC	601 Riverside Avenue Jacksonville, FL 32204	1,500,024	$0.00	$ 151,052,366
Lonnie J. Stout II	3401 West End Avenue, Ste 260 Nashville, TN 37203	416,673	$0.00	$180,000,000
J. Michael Moore	3401 West End Avenue, Ste 260 Nashville, TN 37203	125,002	$0.00	$180,000,000
Mark Parkey	3401 West End Avenue, Ste 260 Nashville, TN 37203	125,002	$0.00	$180,000,000
Goodloe Partee	3401 West End Avenue, Ste 260 Nashville, TN 37203	20,834	$0.00	$180,000,000
Ralph Carnevale	3401 West End Avenue, Ste 260 Nashville, TN 37203	20,834	$0.00	$180,000,000
Chris Conlon	3401 West End Avenue, Ste 260 Nashville, TN 37203	20,834	$0.00	$180,000,000
Jessica H. Root	3401 West End Avenue, Ste 260 Nashville, TN 37203	20,834	$0.00	$180,000,000
Robert Miles	3401 West End Avenue, Ste 260 Nashville, TN 37203	16,667	$0.00	$180,000,000
Jim Filaroski	3401 West End Avenue, Ste 260 Nashville, TN 37203	12,500	$0.00	$180,000,000
Ian Dodson	3401 West End Avenue, Ste 260 Nashville, TN 37203	12,500	$0.00	$180,000,000
Shannon Hall	3401 West End Avenue, Ste 260 Nashville, TN 37203	12,500	$0.00	$180,000,000
Jason Parks	3401 West End Avenue, Ste 260 Nashville, TN 37203	12,500	$0.00	$180,000,000
Tim Landrey	3401 West End Avenue, Ste 260 Nashville, TN 37203	8,333	$0.00	$180,000,000
Derek Gordon	3401 West End Avenue, Ste 260 Nashville, TN 37203	8,333	$0.00	$180,000,000

* To be confirmed upon the filing of the Company’s 2015 short-period tax returns through September 28, 2015.

SCHEDULE I - 1

Exhibit A

COMPANY INCENTIVE PLAN

Exhibit A - 1

Exhibit B

FORM OF
ELECTION OF EXCHANGE

J. Alexander’s Holdings, LLC

Reference is hereby made to the Second Amended and Restated Limited Liability Company Agreement of J. Alexander’s Holdings, LLC, dated as of September 28, 2015 (as may be amended, modified and/or supplemented from time to time in accordance with its terms, the “Agreement”), made by and among J. Alexander’s Holdings, LLC, a Delaware limited liability company (including any successor, the “Company”), J. Alexander’s Holdings, Inc., a Tennessee corporation (including any successor, “J. Alexander’s” ), and each of the other holders of Units (as defined therein) from time to time party thereto (each, a “Member” and, collectively, the “Members”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

The undersigned Class B Member hereby transfers to the Company the number of Class B Units set forth below in Exchange for [a Cash Exchange Payment to the account set forth below or for]* shares of Common Stock to be issued in its name as set forth below, as set forth in Article XII of the Agreement, effective [in the case of an Exchange for shares of Common Stock]* as of the close of business on the Date of Exchange set forth below. The undersigned hereby acknowledges that this Election of Exchange is revocable (without J. Alexander’s consent) only by a written notice of revocation delivered to J. Alexander’s at least ten (10) business days prior to the Date of Exchange.

Legal Name of Member:

Address of Member:

Number of Class B Units to be Exchanged:

Date of Exchange:

[Cash Exchange Payment instructions:]*

* Delete bracketed provisions if Exchange is being effected by the Management Company

Exhibit B - 1